AMENDMENT TO SCHEDULE A OF THE INVESTMENT ADVISORY AGREEMENT

This Schedule A to the Investment Advisory Agreement dated July 11, 2001 (the "Agreement") between PBHG Funds and Liberty Ridge Capital, Inc. (formerly known as Pilgrim Baxter & Associates, Ltd.), is hereby amended as of the 9th day of December, 2004: (i) changes the name of the PBHG Large Cap 20 Fund to the PBHG Large Cap Growth Concentrated Fund; (ii) reduces the compensation paid on the PBHG Strategic Small Company Growth Fund from 1.00% to 0.85% and the PBHG Focused Fund from 0.85% to 0.65%; (iii) implements investment advisory fee breakpoints for all Portfolios except the Clipper Focus Fund; and (iv) sets forth pursuant to Section 5 of this Agreement, the compensation each Portfolio shall pay the Adviser. Such compensation shall be computed daily at the annual rate of the Portfolio's average daily net assets as follows and shall be paid monthly at the end of each month.



PBHG Funds

                                                    Base                                Advisory Fee
                                                 Advisory Fee                   Breakpoint Asset Thresholds
                                                 ------------                   ----------------------------
                                                                   <1B       1-1.5B     1.5-2.0B     2.-2.5B     >2.5B
PBHG Small Cap Fund                                       1.00%    1.00%      0.95%       0.90%       0.85%       0.80%
TSW Small Cap Value Fund                                  1.00%    1.00%      0.95%       0.90%       0.85%       0.80%
PBHG Growth Fund                                          0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
PBHG Large Cap Growth Concentrated Fund                   0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
PBHG Mid Cap Fund                                         0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
Heitman REIT Fund                                         0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
PBHG Strategic Small Company Fund                         0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
PBHG Technology & Communications Fund                     0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
PBHG Large Cap Growth Fund                                0.75%    0.75%      0.70%       0.65%       0.60%       0.55%
Analytic Disciplined Equity Fund                          0.70%    0.70%      0.65%       0.60%       0.55%       0.50%
PBHG Focused Fund                                         0.65%    0.65%      0.60%       0.55%       0.50%       0.45%
Dwight Short Term Fixed Income Fund                       0.40%    0.40%      0.35%       0.30%       0.25%       0.20%
PBHG Emerging Growth Fund                                 0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
PBHG Large Cap Fund                                       0.65%    0.65%      0.60%       0.55%       0.50%       0.45%
PBHG Select Growth Fund                                   0.85%    0.85%      0.80%       0.75%       0.70%       0.65%
Dwight Intermediate Fixed Income Fund                     0.40%    0.40%      0.35%       0.30%       0.25%       0.20%
PBHG Cash Reserves Fund                                   0.30%    0.30%      0.25%       0.20%       0.15%       0.10%
Clipper Focus Fund                                        1.00%      -          -           -          -            -

PBHG Funds                                          Liberty Ridge Capital, Inc.

By:/s/ Lee T. Cummings                       By: /s/ John M. Zerr

Name: Lee T. Cummings                        Name: John M. Zerr

Title: Chief Financial Officer               Title: Chief Operating Officer